NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Announces Comprehensive Repowering Initiative
Princeton, NJ; (June 21, 2006)—NRG Energy, Inc. (NYSE: NRG) today announced plans to develop approximately 10,500 megawatts (MW) of new generation capacity over the next decade to help meet the energy needs of its high-demand, capacity-constrained markets and to support NRG’s continued growth. This repowering initiative, which will be funded with the support of partners and project finance debt, would represent a total investment of $16 billion.
With this repowering initiative, NRG will:
•	Enhance its dispatch mix with almost 8,000 MW of new baseload capacity — including 2,700 MW of nuclear — and 2,500 MW of new, highly efficient intermediate and peaking capacity;

•	Further diversify its fuel mix and reduce reliance on higher-priced, imported fuels, not only through its solid fuel repowerings, but also through the acquisition of a new wind development company with wind projects in active development in Texas and California;

•	Create thousands of new construction jobs and 1,500 permanent jobs; and

•	Reduce the carbon intensity of NRG’s baseload fleet by 20-25 percent.
“NRG is strategically located in domestic markets with high and growing demand for power and an over-reliance on expensive natural gas for their power generation,” said David Crane, NRG’s President and Chief Executive Officer. “NRG’s development program is designed to meet the growing energy needs of these regions, while both reducing their dependence on natural gas for power generation purposes and making meaningful progress towards reducing our carbon profile.”
“Our proposed mix of baseload plants -- involving two nuclear units, three gasified coal units, two traditional pulverized coal units with full back-end controls, at least one modern combined cycle plant and at least two wind farms -- will substantially reduce the carbon intensity of NRG’s existing baseload fleet, in particular, and of the nation’s baseload coal alternative, in general,” said Crane. “And our shareholders will benefit from the economic returns of these investments.”
Project Financing Preserves NRG’s Financial Strength and Flexibility
“Consistent with NRG’s track record of financial discipline and capital allocation, the financing plan for these projects preserves NRG’s balance sheet strength and liquidity,” said Robert Flexon, NRG’s Executive Vice President and Chief Financial Officer. “Investments will be underpinned by long term offtake contracts and hedges that support non-recourse project financing as well as third party equity partners and the Company’s existing cash flows.”
Focus on Operational Excellence and Active Risk Management to Be Maintained
“This repowering and development program builds on the foundation of operational excellence being advanced through our FORNRG initiatives. Our stakeholders can be confident that we will maintain our focus on aggressive cost controls and superior operating performance,” Crane said.
Given the size, capital intensity and long development time for many of these new plants, particularly the baseload plants, NRG intends to contract at least 70 percent of its new output through power purchase agreements, bilateral contracts or hedges with financial firms. NRG’s plants are located in regions that currently have significant opportunities for long term offtake agreements. For example, in the Northeast, request for proposals for power purchases have been announced or authorized in Connecticut, Delaware and New York; and bilateral contracts for wholesale power are being pursued by cooperatives, municipalities, investor-owned utilities and large industrials in California, Louisiana, and Texas. As an example, NRG has secured a significant power purchase agreement with SMEPA for 75 MW for 4.5 years that will carry them until BC II unit 4 goes commercial, at which time they will take equity (and the associated output) in the BC II unit 4 project.
Environmentally Responsible Development
All of NRG’s proposed new generation will utilize a variety of state-of-the-art environmental technologies.
Upon completion of the development program, NRG will have increased its US solid-fuel generation capacity by 46 percent1 while reducing its air emissions and carbon intensity by 67 percent and 20-25 percent, respectively, compared to current levels.
Additionally, the expansions announced today will be built adjacent to existing generating units and use existing infrastructure, including roads and water treatment facilities, minimizing additional environmental impact to the surrounding areas.
Renewables (Wind)
NRG announced yesterday that it has reached a definitive agreement to acquire privately held Padoma Wind Power, LLC, a leading wind energy development and co-development company. NRG’s acquisition of Padoma is part of “ecoNRG,” the Company’s ongoing environmental business effort, targeted at achieving continuous environmental innovation and improvement.
Padoma’s principals have over 80 years of combined experience in the development, technical integration, financing, construction and operation of utility-scale wind energy facilities. Together, they have led the development, financing, construction and operation of more than 40 wind farms in the United States and Europe comprising over 1,300 MW of installed capacity. Padoma currently has three projects under active development independently, in addition to a pipeline of over a dozen wind

[1]	Based on net MW prior to equity sell down divided by existing coal capacity projects which it is developing in conjunction with third parties. The projects under active development include over 500 MW of new wind generation in California, Texas and New Mexico.
The addition of a wind development team with a proven track record of execution is a meaningful step toward building a scaleable renewable energy platform. NRG anticipates future constraints on carbon production, increasing the cost of entry into the renewable energy market in the mid to long term.
“Acquiring Padoma is consistent with NRG’s multi-fuel strategy and provides us with immediate access to industry-leading expertise and a robust project pipeline in the growing wind generation market,” said Crane. “More than 20 states have passed legislation mandating a renewable portfolio standard as part of their efforts to curb emissions. With Padoma, NRG is well-positioned to meet this demand for renewable energy sources, while also reducing our own carbon intensity and providing financial upside opportunities through the expansion of our energy services offering.”
Regional Overview
Texas
Texas’s demand growth is among the strongest in the nation and in order to ensure the reliability of electrical service in the region, new plant construction is essential. NRG’s development plan incorporates multiple technologies including gas peakers, pulverized coal and nuclear power. Each new plant’s permitting and construction schedule varies, enabling NRG to meet expected demand growth as it develops.
NRG’s repowering plan for Texas contemplates adding 3,500 MW of new baseload capacity using both coal and nuclear fuel, as well as 500 MW of more efficient, gas-fired peaking and intermediate capacity to serve particularly high-demand, capacity constrained areas around Houston. NRG also anticipates building wind facilities in Texas as part of the Padoma development portfolio.
“Texas has a broad and distinct history of meeting the nation’s energy needs,” said Texas Lieutenant Governor David Dewhurst, commenting on the nuclear and wind components of NRG’s announcement. “This is a direct result of the can-do entrepreneurial spirit that has shaped our great state. Continuing to develop an alternative fuels industry in Texas will help ensure we remain an energy leader nationally for decades to come.”
Recent developments in our Texas repowering initiative include:
•	On June 19, 2006, NRG filed a letter of intent with the Nuclear Regulatory Commission to construct 2,700 MW of nuclear power at the existing South Texas Project (STP) nuclear facility

•	On June 12, 2006, NRG filed an air permit application with the Texas Commission on Environmental Quality (TCEQ) for Limestone 3, a new 800 MW pulverized coal unit

•	On June 21, 2006, NRG filed an air permit application with the TCEQ for uprating two W. A. Parish coal units by a total of approximately 100 MW by 2010. This project includes the installation of back-end emission controls (i.e. scrubbers). When the two scrubbers are added, emission of SO2 (inclusive of Limestone 3 and the two uprates), will decline by approximately 30,000 tons annually.
•	On May 1, 2006 NRG provided letters to state leaders in support of the FutureGen Industrial Alliance. One of two of the Texas sites proposed for the FutureGen IGCC test unit would be on NRG-donated property near our Limestone facility
STP Units 3 & 4
Construction of Units 3 and 4 is expected to cost $5.2 billion, creating approximately 3,000 construction jobs per unit during the peak construction period and an additional 500 new operating staff positions per unit. Our development plan for each of the new nuclear units is expected to create over $9.2 billion of economic activity for the State and result in 5,600 new permanent jobs statewide.2
NRG will proceed with permitting and development of new nuclear power generation at STP based on ABWR nuclear power plant technology, which is proven in design and construction and has a track record of reliable and safe operation. NRG filed its letter of intent to submit an application with the Nuclear Regulation Commission on June 19, 2006 to construct two new ABWR units at STP. The ABWR technology is the most advanced nuclear technology in operation in the world today with a history of on time, on budget construction in Japan. The General Electric Company’s ABWR design has been certified by the U.S. Nuclear Regulatory Commission. It is NRG’s intent to work with GE and Hitachi,(which has been involved in developing and constructing four ABWR plants in operation in Japan) as well as GE’s other international team of suppliers with experience in successfully constructing ABWR nuclear power plants.
“Nuclear power is an important part of the continued development of our baseload fleet in Texas,” said Steven Winn, NRG’s Executive Vice President and President, Texas Region. “ We recognize the need for new, low-cost generation and we recognize the importance of reducing the emissions profile of power generators within the growing ERCOT market.”
Limestone Unit 3
NRG expects to invest $1.2 billion to construct the new unit at Limestone. With prompt approval of the permit the unit could be online by 2012. Approximately 1,000 construction jobs will be created at peak construction and an additional 100 new permanent operating positions are expected upon commencement of commercial operations. The aggregate development plan for Limestone Unit 3 is expected to create over $4.3 billion of economic activity for the State, and result in 1,800 new permanent jobs statewide, including 1,300 in central Texas.3
NRG anticipates that off-take for Limestone will be covered through a blend of bi-lateral negotiated contracts with local municipalities, industrials and coops as well as use of more market-based hedge instruments. NRG is currently in negotiations with a range of potential off-takers.
“The existing Limestone units are consistently among the safest units in the country, and maintain some of the country’s highest capacity factors, and we expect the new unit to operate according to the same high standards.” said Winn.

[2]	June 2006 Texas and Matagorda County Economic Impact study prepared for NRG by The Perryman Group

[3]	Based on Economic Impact Analysis Report prepared by Perryman Group dated June 2006

Parish Uprate and Associated Scrubbers
Under the plan filed with the TCEQ today, the output of Parish Unit 7 will be increased approximately 40 MWs in 2008, and the output of Parish Unit 6 will be increased by 60 MWs in 2010. Associated with these uprates, NRG will add one new scrubber at Parish in 2010, and a second new scrubber at Parish in 2014. The two scrubbers will result in reduced emissions of SO2 of approximately 30,000 tons annually.
New Gas Capacity
In August, NRG intends to file a multi-site permit application to begin to update its Houston-based gas generation fleet. New, efficient gas units will be added to replace existing capacity. The new, fast-start units will provide better grid support within the Houston zone. These units should provide additional support for periods of high electricity demand, and produce a net reduction in emissions per MWhr generated. The anticipated total increase in capacity is approximately 500 MW.
Net Reduction in Emissions per MW.
NRG remains committed to providing additional generation to Texas in the most environmentally responsible manner possible.
Since 1999, NRG and its predecessor companies have spent in excess of $700 million to add emissions control technologies to its existing generation fleet in Texas. This has resulted in a net reduction in nitrogen oxide (NOx) emissions of 75 percent. By scrubbing the two Parish units, NRG will continue this philosophy of pro-active investment in environmental control technology. After the addition of this equipment, fleet sulfur dioxide (SO2) emissions will be reduced by a further 40 percent.
With the completion of two new nuclear units at STP, overall emissions intensity across the NRG Texas fleet will decline by a combined 20-30 percent.
Proposed New Generation Facilities in Texas

Unit Name and			Gross MW	Date of
Location	Fuel / Technology	Dispatch	Additions	Operations
Limestone unit 3	Coal/Pulverized Coal	Baseload	800	2012
STP units 3 and 4	Nuclear/ABWR	Baseload	2,716	2014/2015
Houston gas peakers	Natural Gas/CT, CCGT	Peaker/Intermediate	500	2008-2010
Northeast
The NRG Northeast redevelopment plan calls for the addition of 2,250 MW of new baseload capacity using IGCC technology and 840 MW of new, dual-fuel oil and gas-fired intermediate and peaking capacity to serve particularly high-demand, capacity constrained areas, such as New York City and southwest Connecticut. As part of this plan, NRG expects to retire 968 net MW of less efficient, higher emitting units.
Recent developments in our Northeast repowering initiatives include:

•	Completed a year long evaluation process to evaluate and choose a technology provider and assess both site feasibility and economic viability;

•	Completed a thorough technological review of the IGCC technology providers resulting in the selection of a preferred coal gasification process;

•	Initiated permitting process for each of the sites NRG plans to repower; and

•	Developed a specific development and action plan for each state.
NRG expects to contract substantially all of its development projects in the Northeast through state administered processes. The contracts will range up to 20 years in length. These processes will commence as early as the fourth quarter of 2006 and are currently anticipated to be completed in the first half of 2007. NRG has performed extensive due diligence to prepare to participate in these processes and has begun the permitting processes.
NRG’s Northeast development plan is expected to result in lower emission rates across the board, including a 59 percent reduction in SO2, a 49 percent reduction in NOX, an 84 percent reduction in mercury, and a 4 percent reduction in CO2 intensity.
During peak construction NRG expects to create almost 3,000 construction and support jobs in the Northeast region. NRG expects to add an additional 300 permanent operating staff positions following completion of the development plan.
“Virtually all key stakeholders in the Northeast agree that new investment in power plants is needed to address rising and unstable power prices stemming from tightening of supply and demand and an over-reliance on natural gas as a fuel for power generation. This new investment must also address the need to reduce emission levels,” said Curt Morgan, Executive Vice President and President, Northeast Region. “With NRG’s Northeast development plan we address these critical issues with proposed investment in state-of-the-art power plant technology while increasing employment and driving additional economic activity throughout the Northeast.”
Proposed New Generation Facilities in Northeast Region

Unit Name and			Gross MW	Date of
Location	Fuel / Technology	Dispatch	Additions	Operations
Indian River, DE	Coal/IGCC	Baseload	752	2011/2012
Montville, CT	Coal/IGCC	Baseload	752	2011/2012
Huntley, NY	Coal/IGCC	Baseload	752	2013/2014
Cos Cob, CT	Gas/CT	Peaking	40	2008
Middletown, CT	Gas/CCGT	Peaking	300	2009
Devon, CT	Gas/CCGT	Peaking	200	2009
Astoria, NY	Gas/CCGT	Peaking	200-400	2008-2010
South Central

NRG’s development plan for the South Central region adds of 1,000 MW of new baseload capacity. Upon completion of this expansion as well as development projects already underway, NRG will have 2,775 net MW of generating capacity in the South Central region.
Recent developments in our South Central repowering initiative include:
•	Agreed upon key terms with three parties for joint development and co-ownership of Big Cajun II Unit 4. South Mississippi Electric Power Association (SMEPA), East Texas Electric Cooperative and City of North Little Rock, Arkansas will collectively own 260 MW of the project.

•	Bridge contract with SMEPA for 75 MW for 4.5 years

•	Permit for Big Cajun I re-powering filed with LDEQ[4]
The South Central Region will utilize state-of-the-art emissions controls, including selective catalytic reduction (SCR), scrubbers, sorbent injection, and bag houses to meet Best Available Control Technology (BACT) requirements. The total cost of this equipment is projected to be approximately $850 million and will generate net emission reductions of approximately 55 percent for SO2, 40 percent for NOx, and 70 percent for mercury while remaining net neutral on NRG’s carbon intensity in the region.
During peak construction NRG expects to create approximately 1,400 construction and support jobs and a permanent operating staff of 70 is expected following completion of the development plans.
“By building coal-fired plants in gas-based markets, NRG will be able to provide consumers with lower-cost, stable and reliable energy solutions,” said John Brewster, NRG’s Executive Vice President and President, South Central Region. “This is yet another way that NRG will strengthen relationships with stakeholders in Louisiana and distinguish itself from other power producers in the region.”
Proposed New Generation Facilities in South Central Region

Unit Name and			Gross MW	Date of
Location	Fuel / Technology	Dispatch	Additions	Operations
Big Cajun II – Unit 4	Coal/Pulverized Coal	Baseload	775	2010
Big Cajun I	Petcoke/Fluidized Bed Boiler	Baseload	230	2009
West
The expansion of NRG’s portfolio in the West is predicated on receiving long-term off-take agreements from the incumbent utilities. NRG’s development projects lie inside the Los Angeles and San Diego load pockets. Southern California Edison and SDGE are significantly short resources and have announced competitive solicitations for new generation. NRG intends to compete in these solicitations.

[4]	Louisiana Department of Environmental Quality

NRG has allocated $1.5 billion for the West redevelopment plan, which contemplates adding 647 gross MW of new gas-fired base load capacity and 1,145 gross MW of new gas-fired intermediate and peaking capacity. NRG also anticipates building a new 150 MW wind facility.
Recent developments in our West repowering initiative include:
•	Continued to satisfy the conditions associated with the combined cycle permit at El Segundo;

•	Began the process leading to the dismantling of the retired units at El Segundo; and

•	Initiated a permit process for a combined cycle plant at Encina.
The El Segundo site is currently permitted for a 640 MW combined cycle unit. The Long Beach site is in the process of being permitted. NRG is preparing a submittal for a 339 MW peaking facility at the Long Beach site.
The Encina site is located inside the SDGE service territory. SDGE has indicated a strong interest in immediate peaking capacity and future base load capacity at the Encina site. NRG is preparing a competitive bid of 339 MW of new peaking generation at the site, configured to be converted to 640 MW of combined cycle generation.
NRG has adequate emissions offsets to support the new generation at all of the California sites.
“Wind based energy will add another element of diversity to our fuel mix,” said Steve Hoffmann, NRG’s Senior Vice President and President, Western Region. “We are pleased to expand our presence in the West with this new wind capacity and new highly efficient gas-fired baseload as we strive to provide consumers with a more reliable energy supply.”
Proposed New Generation Facilities in West Region

Unit Name and			Gross MW	Date of
Location	Fuel / Technology	Dispatch	Additions	Operations
El Segundo	Gas/CCGT	Baseload	647	2011
Long Beach	Gas/CT	Peaker	354	2009
Encina	Gas/CCGT	Intermediate	730	2011
Kearney Mesa	Gas/CT	Peaker	144	2011
Development Principles
The Company reaffirms that this comprehensive repowering initiative will be pursued in accordance with its longstanding commitments to prudent balance sheet management, risk diversification, return of capital to shareholders and construction based on long term contracts.
* * * *
Webcast Information
NRG will host a live webcast for analysts, investors and the media at 1:30 p.m. eastern today, June 21, 2006, to discuss today’s announcement. To listen to the live webcast and view the accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” To participate in the call, dial 877.407.8035. International callers should dial 201.689.8035. The call will be available for replay shortly after completion of the live event on the “Investors” section of the NRG website.

Satellite, C-Band Feeds:
DATE	TIME (all times EASTERN)	COORDINATES
Wednesday, June 21	2:30 - 2:45 p.m.	IA 5, Tr. 13, DL 3960V
Thursday, June 22	4:30 - 4:45 a.m.	IA 5, Tr. 13, DL 3960V
Thursday, June 22	4:30 - 4:45 p.m.	IA 5, Tr. 23, DL 4160V
Technical Info DURING FEED ONLY, NBN TOC, 212-684-8910, EXT. 221
About NRG
NRG Energy, Inc. now owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia, Brazil and Germany.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include NRG’s expectations regarding the timing, completion, costs, financing, environmental impact, job creation and financial success of the development projects described herein, and typically can be identified by the use of words such as “will,” “should,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, permitting and regulatory obstacles, construction delays, the volatility of energy and fuel prices, changes in the wholesale power markets and related government regulation, the availability of financing and the condition of capital markets generally, our ability to access capital markets, and the inability to implement value enhancing improvements to plant operations and companywide processes.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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More information on NRG is available at www.nrgenergy.com

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